Exhibit 99.1

Catalyst Health Solutions and Independence Blue Cross Announce Agreement on Sale of

Pharmacy Benefit Management Company FutureScripts

Companies Agree to 10-Year Pharmacy Benefit Management Contract

ROCKVILLE, Md. and PHILADELPHIA, Pa., August 4, 2010 — Catalyst Health Solutions, Inc., (NASDAQ:CHSI) and Independence Blue Cross (IBC) announced today that they have entered into a definitive agreement for Catalyst to acquire IBC’s pharmacy benefit management subsidiaries, FutureScripts, LLC and FutureScripts Secure, LLC (FutureScripts), for $225 million, which includes the value of a future tax benefit for Catalyst based on the structure of the transaction.

FutureScripts provides pharmacy benefit management (PBM) services to approximately 1 million members and manages over 14 million prescriptions annually. Following the closing of the FutureScripts acquisition, Catalyst will manage IBC’s pharmacy benefits under the terms of a new 10-year contract.

“We are gaining a superb management team in FutureScripts and our combined expertise and best-in-class solutions will provide immediate value to our clients and members,” said David T. Blair, Chief Executive Officer of Catalyst. “We look forward to collaborating with IBC and delivering integrated health solutions that improve care while lowering costs.”

“Catalyst will provide IBC access to additional pharmacy management and contracting capabilities, as well as expanded sales and marketing resources, enhancing our ability to bring value to our customers,” stated Joseph A. Frick, president and CEO of Independence Blue Cross. “Catalyst has an outstanding reputation and is committed to transparency, service excellence, and a locally-based approach to managing pharmacy benefits that emphasizes integrated management of medical and pharmacy benefits and allows for customized, lowest cost solutions.”

Under the terms of the agreements, Catalyst will maintain the FutureScripts brand, retain FutureScripts’ staff, and provide IBC a full complement of services, including: claims adjudication, member services, network administration, formulary management and rebate contracting, mail and specialty drug management, clinical services, data reporting and analytics, as well as client service and sales support.

The transaction is expected to close in 2010, subject to customary closing conditions and at the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Cain Brothers and Company, LLC, acted as IBC’s financial advisor in this transaction.

Catalyst will discuss the transaction during its second quarter investor call scheduled for August 5, 2010, at 10:00 a.m., Eastern Time.

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About Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc., the fourth largest publicly traded PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than 7 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers, state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals. Additional information about Catalyst Health Solutions can be found at www.chsi.com.

About Independence Blue Cross

Independence Blue Cross is a leading health insurer in southeastern Pennsylvania. Nationwide, Independence Blue Cross and its affiliates provide coverage to nearly 3.3 million people. For more than 70 years, Independence Blue Cross has offered high-quality health care coverage tailored to meet the changing needs of members, employers, and health care professionals. Independence Blue Cross’ HMO and PPO health care plans have consistently received the highest ratings from the National Committee for Quality Assurance. Independence Blue Cross is an independent licensee of the Blue Cross and Blue Shield Association. Additional information about Independence Blue Cross can be found at www.ibx.com.

About FutureScripts

FutureScripts and FutureScripts Secure, independent pharmacy benefits management companies, headquartered in Philadelphia, Pennsylvania, help employers and health plans manage rising prescription drug costs without sacrificing quality coverage. FutureScripts has built a comprehensive national pharmacy network of more than 60,000 retail pharmacies, including independent pharmacies as well as all of the major pharmacy retail chains. FutureScripts has developed management tools to ensure access to appropriate prescription drugs, while developing programs and services designed to help members save time and money. FutureScripts Secure supports Medicare lines of business. Additional information about FutureScripts can be found at www.futurescripts.com

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2009, under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc., does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events or other developments.

Source: Catalyst Health Solutions, Inc., and Independence Blue Cross

Catalyst Health Solutions, Inc.

Hai Tran, Chief Financial Officer

301-548-2900

htran@chsi.com

Independence Blue Cross

Elizabeth Williams

Vice President of Corporate & Public Affairs

215-241-2220

Liz.williams@ibx.com

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